Exhibit 10.47

BIOVAIL CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between Biovail Corporation (hereinafter the “Corporation”) and Michel Chouinard (hereinafter the “Executive”).

ARTICLE ONE — GENERAL DUTIES AND TERM

Scope of Employment / Duties

1.01                           The Corporation will cause Biovail Laboratories International SRL (“SRL”) to employ the Executive as the Chief Operating Officer (“COO”) of SRL. The Executive will also serve as an officer of the Corporation.  During the Employment Term (as defined below), the Executive will devote substantially all of the Executive’s business efforts and time to his duties as COO of SRL and an officer of the Corporation.  The Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect compensation without the prior approval of the Chief Executive Officer of the Corporation (the “CEO”); provided, however, that the Executive may (a) serve on the boards of directors of other companies (subject to reasonable approval of the CEO) and boards of trade associations or charitable organizations; (b) engage in charitable activities and community affairs; and (c) manage the Executive’s personal investments and affairs, as long as such activities do not violate Section 4.02 and do not materially interfere with the Executive’s duties and responsibilities for SRL and the Corporation.

1.02                           The Corporation reserves the right to establish the employment relationship with the Executive directly with the Corporation or with any of its affiliates or subsidiaries, or to change such employment relationship over time, as it deems necessary or appropriate to comply with legal requirements or for ease of administration of employee benefits programs or other matters.  References in this Agreement to the Corporation shall include the Corporation and the affiliates or subsidiaries of the Corporation by which the Executive is employed from time to time under this Agreement.

Term of Agreement

1.03                           The Corporation hereby agrees to cause SRL to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions of this Agreement, commencing on June 16, 2008 (the “Employment Commencement Date”).  The period of the Executive’s employment under this Agreement will be referred to as the “Employment Term.”  Subject to the obligation to provide severance benefits and the parties’ obligation to provide a Notice of Termination (as defined below), the Executive and the Corporation acknowledge that this employment relationship may be terminated at any time and for any or no cause or reason at the option of either the Executive or the Corporation.

ARTICLE TWO — COMPENSATION

Base Salary

2.01                           As of the Employment Commencement Date, the Executive’s annualized base salary will be $123,585.00 (USD), payable in accordance with the Corporation’s normal payroll practices for employees generally, and will be subject to annual review in accordance with the Corporation’s normal review process for other similarly situated senior executives.

Incentive Compensation

2.02                           The Executive will be eligible to participate in the Corporation’s short term annual incentive compensation plan as such plan may be amended from time to time (the “Short Term Incentive Plan”) in accordance with the terms of the Short Term Incentive Plan.

Equity Compensation

2.03                           Eligibility and Terms.

The Executive will be eligible to participate in the Corporation’s equity compensation plan, as such plan may be amended from time to time (the “Equity Compensation Plan”), in accordance with the terms of the Equity Compensation Plan, except as may be otherwise indicated in this Agreement.

Employee Benefits

2.04                           During the Employment Term, the Executive will be eligible to participate in employee benefit plans and programs that are offered to the Corporation’s other similarly-situated senior executives in accordance with the terms of such plans as they may change from time to time.  Nothing in this Agreement shall preclude the Corporation or any affiliate of the Corporation from terminating or amending any employee benefit plan or program from time to time after the Employment Commencement Date.

Housing Allowance

2..05                        While on assignment in Barbados, the Executive will receive a housing allowance in the amount of $5,000 USD per month.

Travel Allowance

2.06                           While on assignment in Barbados, the Executive will be provided with reimbursement of the cost of two return airline tickets for travel home twice per year.

Expenses

2.07 The Executive shall be reimbursed for reasonable out of pocket business expenses, including travel and entertainment expenses, actually and properly incurred by the Executive in the course of performing the Executive’s services hereunder, upon furnishing to the Corporation reasonable supporting statements and vouchers; provided, however, that in any financial year in which the

Corporation has provided to the Executive an approved budget, such expenses must not exceed the amount so budgeted without the prior written approval from the CEO.

Company Vehicle

2.08  A company car will be provided to the Executive and related expenses will be paid or reimbursed by the Corporation.

Vacation

2.09                           The Executive will be eligible for four (4) weeks of vacation annually, to be taken in accordance with the terms of the Corporation’s Vacation Policy, without regard to any lesser amount of vacation time set forth therein.  Notwithstanding the foregoing, the Executive’s eligibility for vacation in the year of hire will be pro-rated in the manner specified in the Corporation’s Vacation Policy.  Eligibility for increases to vacation entitlement will be in accordance with local regulations.

ARTICLE THREE — TERMINATION AND RESIGNATION

Involuntary Termination - Either By The Corporation Without Cause or By The Executive For Good Reason

3.01                           If the Executive incurs an involuntary termination from employment with the Corporation on account of a termination by the Corporation without Cause or by the Executive for Good Reason, then, in addition to any benefits or compensation accrued, earned and due to the Executive but not yet paid as of the date that is designated by the Corporation or the Executive, as applicable, as the last day of the Executive’s employment or term of office with the Corporation (the “Termination Date”), the Executive will be eligible for the severance payments and benefits as described in this Section 3.01; provided that (i) the Executive continues to comply with the Restrictive Covenants (as defined below); and (ii) the Executive executes, and does not revoke, a written waiver and release of all claims, demands and causes of action against the Corporation and related parties in a form prescribed by the Corporation, as limited by Section 3.09 (“Release”):

(a)                                  The Executive will be paid a lump sum severance payment within 60 days of the Executive’s Termination Date, equal to one (1) times the Executive’s base salary (calculated using the Executive’s highest annual base salary in the three years prior to the Executive’s Termination Date) plus one (1) times the Executive’s target level of annual incentive compensation for the year prior to the year in which the Executive’s Termination Date occurs;

(b)                                 The Executive will be entitled to a pro-rated portion of the Executive’s target level of annual incentive compensation under the Short Term Incentive Plan for the year in which the Executive’s Termination Date occurs, based on the number of months (rounded to the next highest number for a partial month) of the calendar year elapsed prior to the Executive’s Termination Date and calculated and paid in accordance with the terms of the Corporation’s Short Term Incentive Plan; and

(c)                                  Until the earlier of (i) the end of the one (1) year period following the Executive’s Termination Date, or (ii) the date, or dates, the Executive is eligible to receive benefits under the same type of plan of a subsequent employer (the “Benefit Period”), the Corporation will pay to the Executive a monthly payment on the first payroll date of each month equal to the cost of continued medical and dental coverage for the Executive and the Executive’s covered dependents under the medical and dental plans of the Corporation, less the amount that the Executive would be required to contribute for medical and dental coverage if the Executive were an active employee.  These payments will commence on the Corporation’s first payroll date after the Executive’s Termination Date and will continue until the end of the Benefit Period (but not longer than the Benefit Period).

Involuntary Termination By The Corporation For Cause Or Voluntary Resignation Without Good Reason

3.02                         If the Executive is involuntarily terminated by the Corporation for Cause or the Executive voluntarily resigns from employment without Good Reason, then the Executive will forfeit the Executive’s right to receive any salary, Short Term Incentive Plan compensation, Equity Compensation Plan compensation or other compensation that has not been fully accrued at the time the Executive’s employment terminates; provided, however, that the Executive will be entitled to receive any benefits or compensation accrued, earned and due to the Executive but not yet paid as of the Executive’s Termination Date.

Death or Disability

3.03                           The Executive’s employment will terminate automatically upon the Executive’s death.  Subject to the requirements of applicable law, the Corporation may terminate the Executive’s employment if illness, disease, or physical or mental incapacity render the Executive generally incapable of performing the Executive’s duties or unfit to advance or represent the Corporation on a daily basis for a period of twelve (12) consecutive months and within such twelve (12) months, the Executive fails to produce to the Corporation a medical opinion indicating a reasonable time for the return of the Executive to the full-time assumption of the Executive’s past duties and responsibilities.  Nothing herein is intended to circumvent or abridge the Corporation’s short-term disability policy or long-term disability plan.  In the event of termination pursuant to the terms of this Section 3.03, the Executive or the Executive’s estate, as applicable, will be entitled to receive any salary, benefits or other amounts accrued, earned and due to the Executive but not yet paid as of the Executive’s Termination Date.

Cause

3.04                           For purposes of this Agreement, Cause includes:

(a)                                  conviction of the Executive, or entering of a guilty plea or a plea of no contest by the Executive, with respect to, a felony, any crime involving fraud, larceny or embezzlement or any other crime involving moral turpitude which subjects, or if generally known, would damage the business interests or reputation of the Corporation or any of its affiliates;

(b)                                 any act of fraud, misappropriation, material dishonesty, embezzlement or similar conduct involving the Corporation or any affiliates;

(c)                                  a material breach by the Executive of the Executive’s duties hereunder (other than as a result of incapacity due to physical or mental impairment) which is demonstrably willful and deliberate on the part of the Executive or which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Corporation and its affiliates;

(d)                                 a material breach by the Executive of the Executive’s duties hereunder (other than as a result of incapacity due to physical or mental impairment), except as identified in Section 3.04(c) above, which breach is not remedied by the Executive within 30 days after receipt of written notice from the Corporation specifying such breach; or

(e)                                  the Executive’s failure to comply in any material way with any of the provisions of this Agreement.

Good Reason

3.05                           For purposes of this Agreement, a voluntary resignation by the Executive will be deemed to be a termination for Good Reason if:

(a)                                  The Corporation makes:  (i) any assignment to the Executive of any duties which are materially inconsistent with the Executive’s position; (ii) any material reduction in the Executive’s authority, responsibilities or status; or (iii) a material reduction to the Executive’s base salary;

(b)                                 The Executive notifies the Corporation in writing of the Executive’s belief that the Corporation has taken an action identified in Section 3.05(a) within thirty (30) days of the event at issue;

(c)                                  The Corporation has not remedied the situation within thirty (30) days after receipt of written notice from the Executive; and

(d)                                 The Executive provides a Notice of Termination within thirty (30) days after the Corporation’s opportunity to remedy the situation has expired.

(e)                                  After a period of 5 years from the commencement of the assignment in Barbados, the Corporation is unable to provide the Executive with a position deemed comparable by the Corporation in another location other than the Barbados.

Change in Control

3.06                           (a)                                  The Corporation shall provide the payments and benefits described in Section 3.06(b) below only if:  (i) the Executive continues to comply with the Restrictive Covenants (as such term is defined below); and (b) the Executive executes, and does not revoke, a Release (as defined above).

(b)                                 Upon a Change in Control (as defined below), and an involuntary termination of the Executive’s employment either by the Corporation without Cause or by the Executive for Good Reason, which termination occurs within a period of twelve (12) months following the Change in Control, the Corporation shall provide to the Executive, in addition to any benefits or compensation accrued, earned and due to the Executive but not yet paid as of the Executive’s Termination Date, but in lieu of any payments or benefits to which the Executive may be entitled under Section 3.01 above, (a) a lump sum severance payment of two (2) times the Executive’s base salary (calculated using the Executive’s highest annual base salary in the three years prior to the Executive’s Termination Date) plus two (2) times the Executive’s target level of annual incentive compensation under the Short Term Incentive Plan for the year prior to the year in which the Executive’s Termination Date occurs, payable within thirty (30) days of the Executive’s Termination Date and, (b) any unvested equity compensation awards held by the Executive shall automatically accelerate and become one hundred percent (100%) vested and, as applicable, exercisable, as of the Executive’s Termination Date.

(c)                                  For the purpose of this Section 3.06, “Change in Control” means the happening of any of the following events:

(i)             the completion of a transaction pursuant to which (A) the Corporation goes out of existence or (B) any person, or any Associate (as such terms defined in National Instrument 45-106 - Prospectus and Registration Exemptions, as amended from time to time, or such other successor rules, instruments or policies from time to time of Canadian provincial securities regulatory authorities which may govern trades of securities to employees, officers, directors or consultants (“NI45-106”)) or Related Entity (as such term is defined in NI45-106) of such person (other than the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or a Related Entity, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of common shares of the Corporation) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Canada Business Corporations Act) of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation’s then issued and outstanding securities;

(ii)          the lease, exchange, license, sale or other similar disposition of all or substantially all of the Corporation’s assets in one transaction or a series of related transactions to a person, or any Associate or Related Entity of such person (other than an Associate or Related Entity of the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or a Related Entity, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of common shares of the Corporation);

(iii)       the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more persons which were Related Entities prior to such event;

(iv)      during any period of 24 consecutive months beginning on or after the date of the Equity Compensation Plan, the persons who were members of the Board of Directors of the Corporation (the “Board”) immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Corporation, provided that any director who was not a director as of the date of the Equity Compensation Plan shall be deemed to be an Incumbent Director if such director is elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

(v)         a merger, amalgamation, arrangement or consolidation of the Corporation with any other corporation other than a merger, amalgamation, arrangement or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger, amalgamation, arrangement or consolidation; provided, however, that a merger, amalgamation, arrangement or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities shall not constitute a Change in Control.

Notice of Termination

3.07                           Any termination of employment by the Corporation or by the Executive shall be communicated by notice of termination to the other party hereto given in accordance with Section 5.09 (a “Notice of Termination”).  For purposes of this Agreement, Notice of Termination means a written notice which (a) identifies the specific termination provision in the Agreement relied upon, and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision identified, and (c)(i) in the case of a termination by the Corporation, specifies the Executive’s Termination Date which shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice; or (ii) in the case of a termination by the Executive without Good Reason, shall not be less than ninety (90) days after the giving of such notice.

Payments After Termination of Employment

3.08                           Payments made by the Corporation to the Executive pursuant to this Agreement after the Executive’s Termination Date will be made by courier delivery service to the last address provided for notices to the Executive pursuant to Section 5.09 of this Agreement.

Release

3.09                           The Release identified in Sections 3.01 and 3.06 will not require the Executive to release any right the Executive may have to indemnification as an officer, director or employee of the Corporation (or any affiliate thereof) pursuant to the articles of incorporation or bylaws (or other governing instruments) of the Corporation (or any affiliate thereof) or any vested benefits to which the Executive may be entitled under any employee benefit plan.

ARTICLE FOUR — EXECUTIVE’S OBLIGATIONS

Confidentiality

4.01                           The Executive agrees to be bound by the terms of the confidentiality agreement (the “Confidentiality Agreement”) dated the date hereof, which Confidentiality Agreement has been read, understood and executed by the Executive and is attached hereto as Schedule A and which is incorporated by reference into this Agreement.  In the event of a conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall govern.

Non-Competition

4.02                           The Executive acknowledges that the Corporation and its affiliates currently conducts Business activities in, among other jurisdictions, Canada and the United States (the “Territory”).  Accordingly, the Executive hereby agrees and covenants that the Executive shall not, during the term of this Agreement, and for a period of twelve (12) months following the Executive’s Termination Date for involuntary termination by the Corporation for Cause, voluntary termination by the Executive, or a termination following a Change in Control to which the provisions of Section 3.06 apply, directly or in any manner whatsoever, including without limitation, either individually, in partnership, jointly or in conjunction with any other individual, partnership, corporation, unincorporated organization, trust, joint venture, the Crown or any agency or instrumentality thereof of any juridical entity (a “Person”), in the Territory:

(a)                                  carry on, be engaged in, take part in or be a party to any undertaking, directly or indirectly; or

(b)                                 consult, advise, render services to lend money, guarantee the debts or obligations of or permit the use of the Executive’s name or any part thereof by any Person with respect to a business carried on by that Person, which actively competes directly with the business objects of the Corporation and its affiliates or could be judged to be causing or potentially be causing through competitive acts, material harm to the Corporation and its affiliates.

For the purposes of this Section 4.02, as of the date of this Agreement, a Person shall include, but not be limited to, Abbott Laboratories, Andrx Group, Apotex Inc., Bayer Inc., Elan Corporation, Ethypharm S.A., Flamel Technologies, S.A., Forest Laboratories Inc., Johnson & Johnson, King Pharmaceuticals, Inc., Lundbeck Canada Inc., Pfizer Inc., Novopharm Limited, GlaxoSmithKline, Reliant Pharmaceuticals, Inc., Teva Pharmaceutical Industries Ltd., Wyeth Pharmaceuticals and any of their affiliates and subsidiaries which are in the same or a competitive business and, in addition, shall include any pharmaceutical entity with which the Corporation (or any of its affiliates) has a product(s) licensing agreement, any entity in which the Corporation has a minority equity interest and any entity with which the Corporation (or any of its affiliates) is at the time actively negotiating a commercial relationship.

During the continuance of the Executive’s employment, the Executive shall not (other than solely as a holder of not more than three per cent (3%) of the issued and outstanding voting shares of any public corporation or as a shareholder of the Corporation, without the written approval of the Board of directors of the Corporation, directly or indirectly, either individually or in partnership or in conjunction with any Person or Persons, firm, association, syndicate, company or corporation as principal, agent, director, manager, servant, shareholder or in any other manner whatsoever,) carry on or be engaged in or be concerned with or interested in any business or vocation whatsoever which would be reasonably judged to be competitive to the Business or would impede the Executive in performing the Executive’s duties as outlined herein.

Non-Solicitation

4.03                           The Executive hereby covenants and agrees that the Executive shall not, during the term of this Agreement and for a period of twelve (12), months thereafter, solicit or contact, either directly or indirectly, any of the Customers, Prospective Customers or any suppliers of the pharmaceutical compounds used by the Corporation and its affiliates on the Executive’s own behalf, or on behalf of any entity, by which the Executive is hired or retained. “Customers” means customers of the Corporation and its affiliates with which the Executive had personal contact or had supervision over the efforts of those who had direct personal contact with such customers during the last two (2) years of the Employment Term.  “Prospective Customer” means any organizations or entities which had been actively contacted and solicited for their business by representatives of the Corporation and its affiliates, and with whom the Executive had contact, both during the last two (2) years of the Employment Term.

Non-Hiring

4.04                           The Executive hereby covenants and agrees that the Executive shall not, during the term of this Agreement and for a period of twelve (12) months thereafter, either directly or indirectly, solicit or endeavour to solicit from the Corporation or any of its affiliates any of its employees, and shall not for a period twelve (12) months from the end of the term of this Agreement hire any of the foregoing on the Executive’s own behalf or on behalf of any entity for which the Executive is hired or retained.  Notwithstanding the foregoing, the Executive shall not be considered in breach of this section should the Executive solicit for hiring such Executive’s administrative assistant.

Injunctive Relief

4.05                           The Executive acknowledges and agrees that the agreements and covenants in this Article Four are essential to protect the business and goodwill of the Corporation and that a breach by the Executive of the covenants in Sections 4.01, 4.02, 4.03 and 4.04 hereof could result in irreparable harm to the Corporation and its affiliates for which the Corporation and its affiliates could not be adequately compensated in damages and that, accordingly, the Corporation and its affiliates may have no adequate remedy at law if the Executive breaches such provisions.  Consequently, if the Executive breaches any of such provisions, the Corporation and its affiliates shall have, in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction.

Severability of Covenants in Full or in Part

4.06                           The parties acknowledge that the provisions of Article Four hereof (the “Restrictive Covenants”) are reasonable and valid in geographic and temporal scope and in all other respects.  If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof, is or are invalid or unenforceable, the Executive and the Corporation agree that the remainder of the Restrictive Covenants shall not be affected by the deemed invalid portions.

Assignment of IP

4.07                           The Executive shall disclose to the Corporation any and all Intellectual Property (as defined in the Confidentiality Agreement) which the Executive may make solely, jointly, or in common with other employees during the term of the Executive’s employment within the Corporation and its affiliates and which relates to the business.  Any Intellectual Property coming within the scope of the business made and/or developed by the Executive while in the employ of the Corporation and its affiliates, whether or not conceived or made during regular working hours, and whether or not the Executive is specifically instructed to make or develop same, shall be for the benefit of the Corporation and its affiliates and shall be regarded as work made in the course of employment for the purposes of the Copyright Act (Canada).  The Executive shall assign, set over and transfer to the Corporation and its affiliates the Executive’s entire right, title and interest in and to any and all of the Intellectual Property and to all letters patent and applications for letters patent which may be, or may have been filed and/or issued by or to the Executive or on the Executive’s behalf and the Executive agrees to execute and deliver to the Corporation and its affiliates any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Corporation and its affiliates to obtain and enforce protection of the Intellectual Property.  To the extent of any rights Executive may have with respect to the Intellectual Property which are not assignable, including but not limited to moral rights, the Executive hereby waives same.  The Executive will execute and deliver to the Corporation and its affiliates or their respective successors and assigns, such other and further assignments, instruments and documents as the Corporation and its affiliates from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and world-wide ownership of all rights, titles, and copyrights, in and to the Intellectual Property, and Executive constitutes and appoints the Corporation and its affiliates as agent and attorney-in-fact, with full power of substitution, to execute and deliver such assignments, instruments, documents as Executive may fail to or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

Standards of Business Conduct

4.08                           The Executive acknowledges and agrees that the Executive has read and understood and agrees to be bound by the Corporation’s Standards of Business Conduct, which is attached hereto as Schedule B.

No Conflicting Obligations

4.09                           The Executive warrants to the Corporation that:

(a)                                  the performance of the Executive’s duties as an employee of the Corporation and its affiliates will not breach any agreement or other obligation to keep confidential the Confidential Information of any third party; and

(b)                                 the Executive is not bound by any agreement with or obligation to any third party that conflicts with the Executive’s obligations as an employee of the Corporation and its affiliates.

ARTICLE FIVE — INTERPRETATION AND ENFORCEMENT

Section 409A

5.01                           This Agreement shall be interpreted to avoid any penalty sanctions under Internal Revenue Code section 409A.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event shall the Executive, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code.

Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Corporation, the Corporation or its affiliates has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Corporation shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the

Executive) that are not otherwise paid within the ‘short-term deferral exception’ under Treas. Reg. section 1.409A-1(b)(4) and/or the ‘separation pay exception’ under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Executive’s “separation of service” with the Corporation.  If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Corporation.  If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’ s estate within 60 days after the date of the Executive’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board of Directors of Biovail Corporation in accordance with the provisions of sections 416(i) and 409A and the regulations issued thereunder.

All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits, provided during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Independent Legal Advice

5.02                           The Executive agrees to the terms and conditions of this Agreement having had the opportunity to receive independent legal advice, for which the Executive has been reimbursed by the Corporation.

Severability

5.03                           The parties further acknowledge that if any provision contained in this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

Sections and Headings

5.04                           The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Number and Gender

5.05                           In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

Entire Agreement

5.06                           This Agreement and all the Schedules hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto.  There are no representations, warranties, forms, conditions, undertakings or collateral Agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

Amendments and Waivers

5.07                           No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both parties.  No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in written waiver, shall be limited to the specific breach waived.

Governing Law

5.08                           This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of Barbados and all legal proceedings contemplated in this Agreement shall be brought in, and be governed by, the laws of the Barbados, without regard to principles of conflicts of law.

Notices

5.09                           Any demand, notice or other communication (hereinafter in this Section 5.09 referred to as a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery addressed respectively to the recipients:

To the Executive:

Michel Chouinard
xxx

To the Corporation:

7150 Mississauga Road
Mississauga, ON L5N 8M5
Attn: Chief Executive Officer

or such other address or individual as may be designated by notice by either party to the other.  Any communication made or given by personal delivery shall be conclusively deemed to have been given on the day of the actual delivery thereof.

Benefit of Agreement

5.10                           This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and assigns.

Assignment

5.11                           The Executive may not assign the Executive’s rights or obligations under this Agreement without the prior written consent of the Corporation which consent may be unreasonably withheld.  The Corporation may unilaterally assign this agreement to an affiliate without consent but on notice to the Executive.

Execution of Agreement

5.12                           The Executive acknowledges that the Executive has executed this Agreement freely; that the Executive has reviewed this Agreement thoroughly; that the Executive agrees with its contents; and that the terms herein are reasonable for the fair protection of both the Executive and the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates identified below at St. Michael, Barbados.

BIOVAIL CORPORATION		EXECUTIVE

By:	/s/ W. WELLS	/s/ MICHEL CHOUINARD

Name:	William Wells	Michel Chouinard
Title:	Chief Executive Officer

Date:	10-22-08	Date:	August 13, 2008

SCHEDULE A

BIOVAIL CORPORATION
(and its Subsidiaries, Divisions, and Affiliates)

CONFIDENTIALITY AGREEMENT

As an employee of Biovail Corporation (the “Corporation”), I acknowledge that I may acquire or have disclosed to me by the Corporation or by any affiliate, associate, or technology partner of the Corporation, either directly or indirectly, in writing, conversation, or through observation, various information about the business of the Corporation which is not in the public domain and which the Corporation does not wish to be divulged to other persons, companies, or third parties. I further understand that the Corporation’s Confidential Information (as defined below) is essential to its competitive advantage and to its ability to be financially viable. I further understand that the unauthorized disclosure of such Confidential information may cause the Corporation irreparable injury that may not be rectified in the future.

Therefore, as a condition and in consideration of my employment with the Corporation, I understand and agree that while employed with the Corporation and thereafter (as more particularly described below). I am required to hold confidential and not to disclose to anyone without the written authority from the Corporation any knowledge, information, or facts concerning the Corporation’s:

•                                                                                          research and development activities

•                                                                                          technological plans, advances, applications and inventions

•                                                                                          technical specifications, designs and plans

•                                                                                          materials and sources of supply

•                                                                                          discoveries, inventions, trade secrets, patents

•                                                                                          financial affairs. contracts, licensing agreements, customer lists, pricing practices, marketing strategies

•                                                                                          any other information regarding the Corporation, its products and their development which is not in the public domain

All of the foregoing shall hereinafter collectively be referred to as the “Confidential Information”.

I shall keep confidential any and all Confidential Information which has been disclosed to me in writing or through oral communications and shall not divulge in any manner whatsoever any such information to any person, firm, corporation, partnership or similar entities without the Corporation’s written authority.

Should I breach or threaten to breach this Agreement, I shall be liable to the Corporation in equity and/or in law for damages that may be suffered by the Corporation as a result of the breach or threatened breach. I understand that a breach of this Agreement may result in irreparable harm to the Corporation such as to warrant the entitlement by the Corporation to an interlocutory and/or permanent injunction or other equitable relief against me, and an award of damages including punitive, exemplary and aggravated damages, together with legal costs and expense and I specifically agree that I will not argue the adequacy of damages or the Corporation’s ability to seek equitable relief in any such proceeding.

All Confidential Information supplied by the Corporation to me during the course of my employment and any rights related thereto, including but not limited to rights of know how, patent, trademark and copyright, with respect to existing products or those that are developed during or after my employment, are and remain the exclusive and absolute property of the Corporation.

I shall not, except as and to the extent required to enable me to carry out my duties with the Corporation, make any copies or reproduce the Confidential Information nor shall I remove or cause to have removed from the premises of the Corporation during my employment any Confidential Information unless required to do so in order to fulfill my duties with the Corporation. Such copies or reproductions shall be strictly subject to the terms and conditions of this Agreement. I shall take such steps as are necessary to restrict access to and protect the confidentiality of such copies or reproductions of the Confidential Information. Any such copies or reproductions made shall become the exclusive and absolute property of the Corporation.

Upon request of the Corporation, I agree to immediately surrender to the Corporation all documentation and information - notes, drawings, recordings, manuals, letters, correspondence, computer data and programs, records, books or any other materials relating to the Confidential Information which is in my possession without my retaining any copies or duplicates thereof.

1 agree that this Agreement shall be construed in accordance with the laws of the Province of Ontario and I agree that the applicable courts of the Province of Ontario shall have exclusive jurisdiction with respect to any dispute or breach herein and 1 hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

This Agreement shall enure to the benefit of and shall be binding upon my successors, heirs and attorneys.

The disclosure or divulging of any Confidential Information contrary to this Agreement, or the violation of this Agreement in any way shall result in my immediate termination of employment, in addition to which I may be subject to criminal prosecution and civil liability.

I acknowledge and agree that I have executed this Agreement freely and with the benefit of independent legal advice and the terms herein are fair and reasonable.

I acknowledge and agree to the foregoing.

Employée Signature:	Date:

Witness Signature:	Date:

SCHEDULE B

BIOVAIL CORPORATION
(and its Subsidiaries, Divisions, and Affiliates)

STANDARDS OF BUSINESS CONDUCT

Biovail Corporation (“Biovail”), together with its subsidiaries, divisions and affiliates, places great importance on conducting its business activities in an ethical and appropriate manner. Each employee, officer and director is a reflection of Biovail, and as such, the activities and actions of every individual within Biovail must be undertaken in accordance with a high standard of ethics and integrity. As such, Biovail expects each employee, officer and director to comply with, and adhere to, these Standards of Business Conduct (the “Standards”).

1.                                      CONFLICTS OF INTEREST

Employees, officers and directors of Biovail must avoid situations where their private interests could conflict with, or even appear to conflict with, the interests of Biovail and its stockholders.

Conflicts of interest arise when an individual’s position or responsibilities with Biovail present an opportunity for personal gain apart from the normal rewards of employment. They also arise when the private interests of an employee, officer or director are inconsistent with those of Biovail or create conflicting loyalties. Such conflicting loyalties can cause an employee, officer or director to give preference to private interests in situations where corporate responsibilities should come first. Employees, officers and directors must perform the responsibilities of their positions on the basis of what is in the best interests of Biovail and free from the influence of personal considerations and relationships.

In the event that any potential conflict of interest arises, the individual involved must immediately notify his or her immediate supervisor. If such individual is an officer or director of Biovail, the Executive Chairman (“Chairman”), Chief Executive Officer (“CEO”) and the General Counsel, or in the absence of a General Counsel the Vice President, Associate General Counsel (“SLO”) of Biovail must also be immediately notified and no further action may be taken unless authorized in writing by the Chairman and/or the CEO.

While it is not possible to detail every situation where conflicts of interest may arise, the following policies cover the areas that have the greatest potential for conflict:

A.                                    Trading in Biovail Securities and Use of Inside Information

There are numerous laws in Canada and the United States (federal, provincial and state laws), to regulate transactions in corporate securities (stocks and bonds) and the securities industry. Violation of these laws may lead to civil and criminal actions against the individual and Biovail.

i.                                          Any employee, officer, director or other insider or anyone (family member, etc.) who knows of any material information (as defined below) about Biovail that has not been disclosed to the public (commonly known as “insider information”) may not engage in any transaction in Biovail’s securities until such information is disclosed to the public (whether or not there is a formal trading “black out” in place). This rule applies equally to transactions in securities of other companies. In addition, employees, officers and directors must not provide insider information to others (“tippees”) who may trade in either the securities of Biovail or the securities of other companies.

“Material information” is any information relating to the business and affairs of Biovail that would reasonably be expected to result in a change in the market price or value of Biovail’s securities. Generally speaking, material information is a matter to which an average prudent investor should be reasonably informed before a decision is made to buy or sell the security involved. Examples of such information would include annual or quarterly financial results; significant changes in management; significant shifts in operating or financial circumstances, such as major write-offs and changes in earnings projections; borrowing of a significant amount of funds; acquisitions of, or mergers with, other companies; significant new contracts or loss of business; and major new products, services or patents. This list provides examples only; many other matters may be considered material information.

Employees, officers, directors and other insiders who have questions that relate to the sale or purchase of a security under circumstances where these laws and regulations might apply should consult with the SLO, who may refer them to outside legal counsel.

ii.                                       In addition to the prohibition against the use of “insider” information which applies to all employees, officers and directors, the various securities laws that apply in the jurisdiction and countries in which Biovail does business place definite restrictions on the manners in which employees, officers and directors of Biovail, and their family members, their associates, etc., may engage in transactions involving the securities of Biovail. Employees, officers and directors shall comply with all laws, rules and regulations that prohibit or restrict insider trading.

Whenever there is any doubt as to whether any transactions involving Biovail’s securities would violate securities laws, employees, officers and directors should consult the SLO of Biovail. Within the framework of the foregoing policies and laws, the final decision of each employee, officer or director, with respect to securities transactions, must be his or her own.

iii.                                   Employees, officers, directors and other insiders shall maintain the confidentiality of information entrusted to them by Biovail or its customers (except where disclosure is authorized or legally mandated) and shall not, without proper authority, give or release to anyone not employed by Biovail, data or information of a confidential nature concerning Biovail. Disclosure of confidential information can be harmful to Biovail and could be the basis for legal action against Biovail and the individual disclosing the information. Confidential information includes all non-public information that might be of use to competitors, or harmful to Biovail or its customers, if disclosed.

iv.                                  Employees, officers, directors and other insiders shall not acquire any property, security or any business interest that they know Biovail has an interest in acquiring. Moreover, based on such advance information, employees, officers and directors shall not acquire any property, security or business interest for speculation or investment.

v.                                     Employees, officers, directors and other insiders must follow Biovail policies regarding “Blackout Periods” when Biovail’s stock may not be traded. Such policies will be communicated by the SLO from time to time and must be adhered to by all employees, officers and directors.

B.                                    Personal Financial Interest

Employees, officers and directors should avoid any outside financial interests that might influence decisions or actions they have been empowered to make on behalf of Biovail. An employee, officer or director performing duties in conformity with this policy shall not have a financial interest in, indebtedness to, or a personal contract or understanding with any concern with which he or she does business on behalf of Biovail.

i.                                         Employees, officers or directors whose corporate duties bring them into business dealings with an organization in which they, or a member of their family, have a financial interest or to which they, or a member of their family, have any indebtedness, or a business employing a relative or close friend, must immediately notify their immediate supervisor. The employee, officer or director, in turn, cannot complete a transaction on behalf of Biovail with this organization unless properly authorized in writing from their supervisor after full disclosure of the relationship.

ii.                                      An employee, officer or director may not perform work or services, outside the course of their normal employment by Biovail, for an organization doing or seeking to do business with Biovail without appropriate prior written approval of their supervisor or the Board of Directors. An employee, officer or director may rot be a director, officer, partner or consultant of an organization doing or seeking to do business with Biovail, nor may any of them permit their names to be used in any way indicating a business connection with such an organization, without appropriate prior written approval of their supervisor or the Board.

iii.                                   An employee, officer or director shall not accept for himself or herself, or for the benefit of any relative or friend, any payments, loans, services, favors involving more than ordinary social amenity, or gifts of more than nominal value from any organization doing or seeking to do business with Biovail.

iv.                                  The requirement of freedom from conflict of interest applies with equal force to the spouse, children and other close relatives of each employee, officer and director. This policy applies to all employees, officers and directors of Biovail with respect to all of the affairs of Biovail.

v.                                     Employees, officers and directors shall not (a) take for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) use corporate property information, or position for personal gain; (c) compete with Biovail. Employees, officers and directors owe a duty to Biovail to advance its legitimate interests when the opportunity to do so arises.

vi.                                  Biovail may not make loans to any employee, officer or director.

C.                                    Outside Activities

Employees, officers and directors should avoid outside employment or activities which would impair the effective performances of their responsibilities to Biovail, either because of excessive demands on their time, or because the outside commitments can be contrary to their obligations to Biovail

D.                                    Protection and Proper Use of Biovail’s Assets

All employees, officers and directors should protect Biovail’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Biovail’s profitability. All of Biovail’s assets should be used only for legitimate business purposes.

E.                                      Fair Dealing

Each employee, officer and director shall endeavor to deal fairly with Biovail’s customers, suppliers, competitors and employers. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice,

2.                                      COMPETITIVE PRACTICES

The management of Biovail firmly believes that fair competition is fundamental to continuation of the free-enterprise system. Biovail complies with, and supports, laws of all countries that prohibit restraints of trade, unfair practices, or abuse of economic power.

Biovail will not enter into arrangements that unlawfully restrict its ability to compete with other businesses, or the ability of any other business organization to compete freely with Biovail. Biovail policy also prohibits employees, officers and directors from entering into, or even discussing, any unlawful arrangement or understanding which may affect its pricing policies, terms upon which its products and services are sold, or which might be construed as dividing customers or sales territories with a competitor.

These principles of fair competition are basic to all Biovail operations. They are integral parts of the following sections that cover Biovail’s dealings with suppliers, customers and public officials.

3.                                      DEALING WITH SUPPLIERS

Biovail is a valuable customer for many suppliers of goods, services and facilities. People who want to do business, or to continue to do business, with Biovail must understand that all purchases by Biovail will be made in accordance with its purchasing policy and exclusively on the basis of price, quality, service and suitability to Biovail’s needs.

A.                                    Reciprocity

Biovail considers reciprocity a harmful practice and a hindrance to assuring purchase of the best available materials or services at the lowest possible prices. It will not be practiced or allowed.

Suppliers of goods and services to Biovail will not be asked to buy goods and services from Biovail in order to become or continue as a supplier.

Biovail will not attempt to influence its suppliers to purchase from customers of Biovail. When Biovail makes purchases it will not favor firms who are customers of Biovail or any of its affiliates.

B.                                    “Kickbacks” and Rebates

Purchases or sales of goods and services by Biovail must not lead to employees, officers or directors, or their families, receiving any type of personal kickbacks or rebates. Employees, officers, directors, and their families, must not accept any form of “under-the-table” payment.

C.                                    Receipt of Gifts and Entertainment

Even when gifts and entertainment are exchanged out of the purest motives of personal friendship, they can be misunderstood. They can appear to be attempts to bribe Biovail’s employees, officers or directors into directing business of Biovail to a particular supplier. To avoid both the reality and the appearance of improper relations with suppliers or potential suppliers, the following standards will apply to the receipt of gifts and entertainment by employees, officers and directors of Biovail:

Gifts

i)                                         Employees, officers and directors arc prohibited from soliciting gifts, gratuities, or any other personal benefit or favor of any kind from suppliers or potential suppliers. Gifts include not only merchandise and products but also personal services, and tickets to theatrical and sports events. Employees, officers and directors should exercise good judgment when accepting unsolicited gifts. Employees, officers and directors are prohibited from accepting gifts of money.

ii)                                      Employees, officers and directors may accept unsolicited non-money gifts provided:

(1)                                  They are items of nominal intrinsic value; or

(2)                                  They are advertising and promotional materials, clearly marked with Biovail or brand names of the giver.

iii)                                   Any gift of more than nominal intrinsic value must be reported to the SLO to determine whether it can be accepted. Some gifts may be perishable so as to make their return impractical. Supervisors can permit acceptance of such gifts, but should require employees, officers and directors to tactfully inform givers that such gifts are discouraged.

iv)                                  In the transaction of some international business, it is lawful and customary for business leaders in some countries to give unsolicited gifts to employees, officers or directors of Biovail. These gifts can be of more than nominal value. Moreover, under the circumstances, returning the gifts or payment for them may constitute an affront to the giver. In such cases, the gift must be reported to the SLO who may permit the retaining of the gifts.

v)                                     In all other instances where gifts cannot be returned or may adversely affect Biovail’s continuing business relationships, the SLO must be notified. They can require employees, officers and directors to transfer ownership of such gifts to Biovail.

Entertainment

i)                                         Employees, officers and directors shall not encourage or solicit entertainment from any individual or company with whom Biovail does business. Entertainment includes, but is not limited to, activities such as dinner parties, theater parties, and sporting events.

ii)                                      From time to time employees, officers and directors may accept unsolicited entertainment, but only under the following conditions:

(1)                                  The entertainment occurs infrequently;

(2)                                  It arises out of the ordinary course of business;

(3)                                  It involves reasonable, not lavish expenditures (the amounts involved should be ones employees, officers and directors are accustomed to normally spending for their own business or personal entertainment); and

(4)                                  The entertainment takes place in settings that also are reasonable, appropriate, and fitting to employees, officers and directors, their hosts, and their business at hand.

4.                                      DEALINGS WITH CUSTOMERS AND POTENTIAL CUSTOMERS

Employees, officers and directors must keep all dealings with customers and potential customers fair and above board. Biovail gets business and keeps it because of the quality of its goods and services. Biovail does not give unethical or illegal rebates, kickbacks, under-the-table payments, or other similar improper favors to customers or their representatives.

The boundary line between ethical and unethical competition, or legal and illegal conduct, is not always well defined, particularly in international activities where differing local laws, custom; and practices come into play. Therefore, the following standards will serve as guides:

a)                                      All employees, officers and directors should make themselves aware of and fully comply with all laws, rules and regulations, whether federal, state, local or foreign, including laws governing relations with customers as well as competitors.

b)                                     All employees, officers and directors engaged in negotiations and contracts with foreign governments, the United States or any political subdivision thereof must also know and abide by the specific rules and regulations covering relations with such governments and their agencies.

c)                                      Employees, officers and directors may not give gifts to customers except items of nominal value, which fit the legal, normal, and customary pattern of Biovail’s sales efforts for a particular market. Exceptions to this policy can occur in international trades where it can be legal, customary, and appropriate business practice to exchange gifts with customers. Only the CEO can authorize the giving, receiving, or exchanging of such gifts. Any gifts received by employees, officers or directors in such an exchange must be reported to the CEO for determination as to the disposition of the gifts.

d)                                     Entertainment for any customer must fit regular business practices. The place and type of entertainment and the money spent must be reasonable and appropriate.

5.                                      DEALING WITH PUBLIC OFFICIALS

Domestic and foreign laws and regulations require Biovail to be in contact with public officials on a wide variety of matters. Employees, officers and directors who regularly make these contacts have special responsibilities for upholding Biovail’s good name. The following standards relate to these special responsibilities:

a)                                      All employees, officers and directors who contact public officials must be familiar with lobbying laws and public disclosure requirements, particularly those that apply to registrations and filings.

b)                                     No employee shall make any form of payment, direct or indirect, to any public official as an inducement to procuring or keeping business or having a law or regulation enacted, defeated, or violated. This is bribery, pure and simple. It will not be tolerated.

It should be acknowledged that inherent in the current health-care regulatory environment, the definition of “form of payment” may include seemingly trivial gifts and/or favors (e.g. buying lunches, coffee, etc.).

c)                                      When not prohibited by law, employees, officers and directors are allowed to give to public officials gifts where the presentation and acceptance of gifts is an established custom and a normal business practice. All such gifts shall be of reasonable value and the presentation approved in advance by the CEO. Moreover, such gifts must be presented in a manner that clearly identifies Biovail and the occasion that warrants the presentation.

d)                                     Employees, officers and directors are also allowed to give public officials gifts in the form of product models and pictures provided the models and pictures are part of Biovail’s general marketing and public relations programs (except as noted in clause (b) above).

e)                                      On special ceremonial occasions, officers of Biovail may publicly give gifts of more than nominal value to public institutions and public bodies. Such gifts can commemorate special events or milestones in Biovail’s history.

These may be transmitted through public officials but the gifts are given to the public institutions and public groups they represent, not to the officials personally.

f)                                        From time to time employees, officers and directors may entertain public officials, but only under the following conditions:

i.                                          It is legal and permitted by the entity represented by the official;

ii.                                      The entertainment is not solicited by the public official;

iii.                                   The entertainment occurs infrequently;

iv.                                   It arises out of the ordinary course of business;

v.                                      It does not involve lavish expenditures, considering the circumstances;

vi.                                  The settings and types of entertainment are reasonable, appropriate and fitting to our employees, officers or directors, their guests, and the business at hand.

6.                                      POLITICAL ACTIVITIES AND CONTRIBUTIONS

A.                                    Canada and the United States

Employees, officers and directors who participate in partisan political activities must make every effort to ensure that they do not leave the impression that they speak or act for Biovail.

Biovail encourages its employees, officers and directors to participate in political activities in their own time and at their sole expense. No corporate action, direct or indirect, will be allowed that infringes on the right of any employee individually to decide whether, to whom, and in what amount, they will make personal political contributions. The same is true of volunteer political donations of personal service time, so long as it does not interfere with the working status of employees, officers or directors.

B.                                    Outside Canada and the United States

No employees, officers and directors are permitted to use Biovail’s funds, facilities, or other assets, to support either directly or indirectly any political candidates or political parties, without advance authorization in writing from their immediate supervisor and the General Counsel. The policy of Biovail is that employees, officers and directors and employees should not participate in political activities in countries of which they are not nationals. However, such persons, of course, are free to participate in political activities in countries of which they are nationals in their own time and at their own expense.

7.                                      DISCLOSURE

Biovail has formed a Disclosure Committee to promote consistent practices aimed at informative, timely and broadly disseminated disclosure of Material Information to the market. external stakeholder groups and employees in accordance with all applicable legal, regulatory and stock-exchange requirements.

It is essential that the Disclosure Committee be fully apprised of all material corporate developments to be able to determine whether there is information that should be publicly disclosed, and what the appropriate timing is for release of that information. In some cases, the Disclosure Committee may determine that the information should remain confidential. If that is the case, the Disclosure Committee will determine how that information will be controlled so that it is not inadvertently released. Therefore any employee who becomes aware of information that he/she believes might be material to Biovail and/or any of its affiliates and subsidiaries he/she should advise their manager or supervisor or a member of the Disclosure Committee. Current membership of the Disclosure Committee is posted on the Biovail.com website.

This applies throughout the year, but is particularly critical when annual or quarterly financial statements and Management Discussion and Analysis (MD&A) or regulatory filings are being prepared (e.g. regulatory filings, such as the U.S. Securities and Exchange Commission, Form 20-F).

8.                                      PUBLIC COMMUNICATIONS

Given the importance placed on confidentiality and the appropriate disclosures of information regarding Biovail, it is important for employees, officers and directors to ensure that care be taken with any communication regarding Biovail or its activities outside of Biovail.

A.                                    Designated Spokespersons

Biovail has designated official spokespersons who are authorized to speak on behalf of Biovail, and answer questions from the news media and the investment community, about Biovail and its activities. Employees, officers and directors who have not been designated as spokespersons for Biovail are not permitted to speak on behalf of the Company to the news media or to the investment community.

B.                                    Media or Analyst Inquiries

Any employee who is approached by any person asking for comment on the activities of Biovail must direct any and all such inquiries to a member of the Disclosure Committee or to a member of the Company’s Stakeholder Relations team (Corporate Communications, Investor Relations) so that an appropriate spokesperson can respond to the inquiry on behalf of Biovail.

C.                                    Conferences

The Disclosure Committee should be advised of any request to present at any conference or public meeting. Certain materials prepared for any such presentation may be required to be reviewed by the Company’s Stakeholder Relations group.

D.                                    Electronic Communications

Care must be taken in all instances in the use of e-mail, and other devices (e.g., Blackberry’s) in communications relating to Biovail’s business. While users tend to resort to shorthand communication using these kinds of tools, those communications do form a record of those communications that may be subject to later review and disclosure. A more fulsome policy regarding electronic communications is in place (found in the Human Resources Management System Policy Binder) and should be adhered to by all employees, officers and directors.

E.                                      The Internet

Biovail has instituted policies regarding the use of, and access to the Internet by employees, officers and directors. These policies include a prohibition against anyone participating in any chat rooms dedicated to Biovail or its operations or the industry at large. If any employee, officer or director becomes aware that any such chat room exists, they are asked to report the address of such site to the SLO so that it may be monitored and appropriate action may be taken.

9.                                      EQUAL OPPORTUNITY

Biovail supports the principle that every individual must be accorded an equal opportunity to participate in the free-enterprise system and to develop their ability to achieve their full potential within that system.

There shall be no discrimination against any employee or applicant because of race, religion, color, sex, age, sexual orientation, national or ethnic origin, or disability (as required by law) or any other consideration prohibited by local law. All employees, officers and directors will be treated with equality during their employment without regard to their race, religion, color, sex, age, national or ethnic origin, or physical handicap, in all matters, including employment, upgrading, promotion, transfer, layoff, termination, rates of pay, selection for training and recruitment. Biovail will maintain a work environment free of discriminatory practice of any kind.

No employee shall have any authority to engage in any action or course of conduct or to condone any action or course of conduct by any other person which shall in any manner, directly or indirectly, discriminate or result in discrimination in the course of one’s employment, termination of employment, or any related matter where such discrimination is, directly or indirectly, based upon race, religion, color, sex, age, sexual orientation, national or ethnic origin, disability, or any other consideration prohibited by law.

10.                               HEALTH, SAFETY, AND ENVIRONMENTAL PROTECTION

It is Biovail’s policy to pay due regard to the health and safety of its employees, officers, directors and others, and to the state of the environment. There are federal, provincial, state and local workplace safety and environmental laws which through various governmental agencies regulate both physical safety of employees, officers and directors and their exposure to conditions in the workplace. Should you be faced with an environmental health issue or have a concern about workplace safety, you should contact your Health and Safety Committee representative or notify Biovail management immediately.

Many countries and their regional and local governments now have complex legislation to protect the health and safety of employees, or the general public, and to prevent pollution and protect the environment. In case of violation, these laws often provide penalties for both the company involved and its executive personnel. Biovail’s SLO should always be consulted when necessary to understand or comply with such laws.

11.                               WORK ENVIRONMENT

Employees, officers and directors must treat each other with professional courtesy and respect at all times. Employees, officers and directors shall not subject any other employee to unwelcome sexual advances, requests for sexual favors or other verbal or physical conduct which might be construed as sexual in nature, or harass others on the basis of race, disability, gender, sexual orientation or any other consideration prohibited by law. Such conduct may constitute sexual harassment or harassment under federal, provincial and state law and may be the basis for legal action against the offending employee and/or Biovail.

Employees are encouraged to report all conduct that they believe in good faith to be violations of local anti-harassment policies. To the extent permissible under local law the identity of the employees, officers or directors involved will be kept strictly confidential, and will not be revealed by Biovail’s management without the employee’s permission. The alleged harassment will be thoroughly investigated by Biovail and appropriate action will be taken. Biovail has an appropriate policy to protect employees against discrimination or retaliation as a result of such a complaint.

12.                               INTEGRITY OF RECORDS AND FINANCIAL REPORTS

It is of critical importance that Biovail’s filings with the appropriate regulatory authorities (e.g. U.S. Securities and Exchange Commission) be accurate and timely. Depending on their position with Biovail, an employee, officer or director may be called upon to provide necessary information to ensure that Biovail’s public reports are complete, fair and understandable. Biovail expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to Biovail’s public disclosure requirements.

The integrity of Biovail’s record keeping systems will be respected at all times. Employees, officers and directors are forbidden to use, authorize, or condone the use of “off-the-books” bookkeeping, secret accounts, unrecorded bank accounts, “slush” funds, falsified books, or any other devices that could be utilized to distort records or reports of Biovail’s true operating results and financial conditions or could otherwise result in the improper recordation of funds or transactions.

13.                               USE OLD AGENTS AND NON-EMPLOYEES, OFFICERS AND DIRECTORS

Agents or other non-employees cannot be used to circumvent the law. Employees, officers and directors will not retain agents or other representatives to engage in practices that run contrary to the Standards of Business Conduct or applicable laws.

14.                               INTERNATIONAL OPERATIONS

Employees, officers and directors operating outside of Canada and the United States have a special responsibility to know and obey the laws and regulations of countries where they act for Biovail. Customs vary throughout the world, but all employees, officers and directors must uphold the integrity of Biovail in other nations diligently.

15.                               STANDARDS OF BUSINESS CONDUCT

A.                                    Initial Distribution

i.                                          Employees, officers and directors designated to receive these Standards will receive their copies immediately alter publication.

ii.                                       Future employees, officers and directors designated to receive these Standards will receive their copies at the time they are hired.

B.                                    Initial Verification

Upon receiving their copy of the Standards, employees, officers and directors current and future will:

i.                                          Become thoroughly familiar with the Standards.

ii.                                       Resolve any doubts or questions about the Standards with their supervisors.

iii.                                    Inform their supervisors of any existing holdings or activities that might be, or appear to be, inconsistent with, or in violation of, the Standards.

iv.                                   Prepare written disclosures of such information, if requested, by supervisors.

v.                                      Take steps to correct existing situations and bring holdings and activities into full compliance with the Standards. Such steps will be approved in writing by supervisors and will be based on the written disclosure submitted by employees, officers or directors.

vi.                                   Sign the verification and return it to their supervisors who will make it part of employee’s permanent corporate records.

C.                                    Maintaining Compliance

i.                                          Employees, officers and directors have the responsibility to maintain their understanding of the Standards of Business Conduct and for following them.

ii.                                       Supervisors have the responsibility to maintain an awareness on the part of their employees, officers and directors of the importance of their adhering to the Standards of Business Conduct and for reporting deviations to Management.

iii.                                    As requested by the Board of Directors or senior management, employees, officers and directors will be asked to re-verify their understanding of the Standards of Business Conduct and their compliance with them every year as a part of Biovail’s annual reporting.

iv.                                   Employees, officers and directors must inform their supervisors of any changes in their holdings or activities that might be, or appear to be in non-compliance with the Standards of Business Conduct.

v.                                      Employees, officers and directors must prepare written disclosure of such information, if requested, by supervisors.

vi.                                   Employees, officers and directors must take steps to correct any such changes, if necessary, to bring holdings and activities into full compliance. Such steps will be approved in writing by supervisors and Management and will be based on the written disclosures submitted by employees, officers and directors.

D.                                    Audits of Compliance

Regular audits of Biovail will include procedures to test compliance with the Standards of Business Conduct.

16.                               VIOLATIONS OF STANDARDS

Employees, officers and directors must immediately report any violations of the Standards or any violation of any applicable law, rule or regulation. Failure to do so can have serious consequences for the employees, officers or directors and for Biovail.

Employees, officers and directors, should report violations to their supervisors and/or to the Human Resources department and to the SLO or to any secure reporting hotline the company may have contracted with. When in doubt, employees should talk to their supervisors or other appropriate personnel to determine the best course of action in a particular situation.

Supervisors and the Human Resources group have the responsibility to promptly and thoroughly investigate all reports, and to report violations to the SLO.

After a violation is investigated, appropriate action will be taken promptly. Management has the right to determine the appropriate disciplinary action for a violation up to and including termination of employment. All proposed disciplinary action is subject to review by senior Management, Human Resources and the SLO.

Employees, officers and directors should be aware that, in addition to any disciplinary action taken by Biovail, violations of certain Standards may require restitution and may lead to civil or criminal action against individual employees, officers and directors and any corporation involved.

Supervisors have the responsibility of taking remedial steps to correct any operating procedures that may contribute to violations of Standards.

Retaliation in any form against an individual who reports a violation of these Standards of Business Conduct or of any law, rule or regulation in good faith, or who assists in the investigation of a reported violation, is itself a serious violation of this policy. Acts of retaliation will be disciplined appropriately and should be reported immediately to your supervisor or Human Resources.

17.                               CONTINUANCE OF EXISTING PERSONNEL POLICIES, RULES AND PERFORMANCE STANDARDS

Biovail has codified numerous personnel policies, rules and standards of employee performance, which continue in force. These Standards of Business Conduct are intended to supplement and amplify those established personnel policies, rules and standards.

It continues to be the responsibility of all employees to comply with all such policies, rules and performance standards. Additionally, all members of management are to continue making certain that employees reporting to them are made aware of established policies, rules and performance standards and comply with them.

18.                               AMENDMENT, MODIFICATION AND WAIVER

Biovail will periodically review these Standards of Business Conduct. These Standards may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating & Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules there under and the applicable rules of the Toronto Stock Exchange/New York Stock Exchange. Employees, officers and directors will be fully informed of any revisions to the Standards of Business Conduct.

Any waiver of these Standards for any employee other than a director or an executive officer, may only be made by the Executive Chairman or the CEO. Any waiver of these Standards for director or an executive officer may he made only the Board of Directors or the

Compensation, Nominating and Corporate Governance Committee and will be promptly disclosed to Biovail’s stockholders.

VERIFICATION AND RECEIPT OF UNDERSTANDING

I have received a copy of Standards of Business Conduct for BIOVAIL CORPORATION and its subsidiaries, divisions and affiliates. I understand how the Standards apply to me. I acknowledge that my receiving the Standards obligates me to follow them and I agree to abide by their conditions.

Date	Name

Signature

Employee’s Copy

VERIFICATION AND RECEIPT OF UNDERSTANDING

I have received a copy of Standards of Business Conduct for BIOVAIL CORPORATION and its subsidiaries, divisions and affiliates. I understand how the Standards apply to me. I acknowledge that my receiving the Standards obligates me to follow them and I agree to abide by their conditions.

Date	Name

Signature

HR File Copy